In connection with the 401(k) Plan conversion recently approved by the Board of Directors of the Bank, there will be a blackout period during which participants in the Plan will be temporarily prohibited from making any transactions in their individual 401(k) Plan accounts relating to [the Corporation's] common stock. According to the Sarbanes-Oxley Act and SEC regulation, during the same period, Directors and Officers are also prohibited from buying or selling any shares of [the Corporation's] common stock. This blackout period also pertains to year-end financial reporting. The blackout period will commence on December 15, 2005 and end on February 3, 2006.

If you have any questions regarding this notice or whether a transaction involving the Corporation stock is prohibited during the blackout period, please contact me at 484.881.4106.

Thank you for your cooperation.



John C. Stoddart
Assistant Vice President
First National Bank of Chester County
484-881-4106